EXHIBIT 99.1

For Immediate Release

Citadel Exploration Announces Acquisition of Kern Bluff Oil Field for $2,000,000 and Six Million Shares of Common Stock.

Newport Beach, CA, August 4, 2015 - Citadel Exploration, Inc. (OTCQB: COIL) (“Citadel” or “the Company”), a pure-play California oil company with operations in the San Joaquin Basin of California, announced today that it has acquired Kern Bluff Oil Field, which was discovered in 1947. The asset acquisition includes approximately 1,100 acres, production facilities, one well producing approximately 8 barrels of oil per day, and over 20 idle wells. Citadel believes a majority of the idle wells provide workover and recompletion opportunities in bypassed oil zones, and anticipates returning a portion of those wells to production in approximately the next 30 days.

The Kern Bluff Oil Field has three oil zones starting at 1,100’ in depth and going as shallow as 500’. The three zones are the Santa Margarita, Transition and Chanac. Each of these zones has over 100 wells that have penetrated and logged oil saturated sands of at least 100 feet. Given the extent and breadth of well control data, Citadel has identified as many as 60 new vertical well locations and more than 30 horizontal well locations. The oil is approximately 15.5 degree API and, because of its viscosity, will require cyclic steam injection following 12-18 months of flush production. The field is estimated to hold over 60 million barrels of original oil in place (OOIP) and has recovered 12 million barrels from 169 wells that were drilled primarily in the 1970’s and 1980’s. This equates to approximately 20% of the OOIP being produced. Analogous fields in the surrounding area, including Kern River, Round Mountain, Edison and Mountain View have recovered over 40% of the OOIP, and in the case of the nearest field, Kern River up to 90% of the OOIP. This indicates that there are over 48 million barrels of OOIP left at Kern Bluff Oil Field for Citadel to exploit. Most importantly, there hasn’t been a new well drilled on the property since 1996, and most of the idle wells have not produced for more than 15 years.

"Kern Bluff Oilfield has a long and well-documented history which we studied thoroughly before engaging in this transaction. Our analysis of the geology, engineering and production has confirmed significant recoverable oil on the lands we acquired,” said Armen Nahabedian, CEO of Citadel Exploration. “This project will give us an opportunity to modernize an aging oilfield using cleaner and safer technology and techniques than the industry of years past. Citadel takes great pride in its constant effort to improve shareholder value while maintaining the highest levels of operational safety and care for the environment,” he added.

The transaction was financed via a $3,000,0000 one-year term loan from private equity firm Cibolo Creek Partners, LLC (“Cibolo”) of Midland Texas. Cibolo is also one of Citadel’s largest common stock shareholders. Cibolo expects to convert this loan into equity in the next 90 days as Citadel secures additional debt and/or equity financing to develop Kern Bluff Oil Field.

Citadel is also pleased to announce that Mr. James Walesa, one of Citadel’s current Board of Directors and a managing member of Cibolo, has been appointed Chairman of the Board replacing Dan Szymanski as Chairman. Mr. Szymanski will remain a member of Citadel’s Board of Directors. Citadel thanks Mr. Szymanski for his leadership as Chairman for the past four years, and looks forward to his continued involvement.

“We believe Citadel represents a unique investment opportunity within the oil patch, and in particular as it relates to California,” said Mr. Walesa. “The team at Citadel worked diligently to identify and close the Kern Bluff Oil Field acquisition, and it is our belief this asset gives the Company a core asset from which to aggressively grow oil production and increase shareholder value. Given the current low commodity price environment, it is Cibolo’s core belief to be an acquirer during the downturn to capitalize on higher prices once the cycle turns, which it always has in our 30 years of investing in the sector,” he added.

Citadel looks forward to updating the investment community in the months ahead as it begins to return idle wells to production and drill new vertical and horizontal wells.

About Citadel Exploration, Inc.:

Citadel Exploration (OTCQB: COIL) is a pure-play California oil company with operations in the San Joaquin Basin of California. Citadel has a broad portfolio of capital investment opportunities arising from management’s extensive knowledge of the geology and the history of oil and gas exploration and development in California.

Citadel currently is focusing its efforts on two primary prospects:  The recently acquired Kern Bluff Oil Field and the 3,000-acre Yowlumne Project located in the Southern San Joaquin Basin of Kern County.

Citadel prides itself on its legacy of discovery and innovation in the industry, and is committed to a plan of careful, deliberate growth tempering risk by focusing on historically successful projects.  The best place to find oil is where it has already been found.

Company Contact:

Phil McPherson – CFO

949-612-8040